Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652

 FOR IMMEDIATE RELEASE


  JACK HENRY & ASSOCIATES EXPANDS OFFERINGS BY ADDING CALL REPORTER SOFTWARE
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 MONETT, MO. and AUSTIN, TX, June 8, 2004  -- Jack Henry & Associates, Inc.
 (Nasdaq: JKHY), a leading provider of integrated technology solutions that perform data processing for financial institutions, today announced that it has signed agreements to purchase specific assets including a suite of regulatory reporting products for the banking industry from Alex eSolutions, Inc. The transaction was closed with an effective date of June 1, 2004; the terms were not disclosed.

 Two products, more commonly known to existing clients as the Sheshunoff Call Report and Sheshunoff Y-9, are among the suite of products acquired by Jack Henry. "Each of the products in the suite assists banks to effectively and efficiently fulfill regulatory reporting requirements, while streamlining the process. Every one of our core customers needs these products," stated Michael E. Henry, Chairman, and CEO of Jack Henry. "Included in this transaction are over 3,000 current customers, which will represent either a new customer or another product we now offer to our existing customers."

 "These products bring another layer of depth to our existing offerings and allow us to expand the Jack Henry brand beyond our current core customer base," said Jack Prim, President of Jack Henry. As of September 2004, the FDIC will require all transmissions of bank call reports be transmitted electronically in an XBRL format. "Being in a position to provide compliant solutions for banks to satisfy this requirement is very important to us. We are excited about our position in the market to meet that deadline and offer compliant solutions to the Call Report Modernization initiative," added Prim.

 "Financially, the acquisition should be slightly accretive immediately and improve over time." stated Kevin D. Williams, Chief Financial Officer of Jack Henry. "Our history has been to continue operations in the same city where they existed at the time of an acquisition. Continuing with that same approach the daily operations will remain in Austin, TX, and will be woven into our nation-wide internal communication network, which we believe will minimize any disruption in operations, and avoid what we consider to be unnecessary expenditures."


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


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